Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-03307 and File No. 333-28849) and Form S-8 (File No. 333-194211) of RFS Hotel Investors, Inc. and Form S-4 (File No. 333-84334) of RFS Partnership, L.P. of our reports dated January 29, 2003, except for Note 13 as to which the date is March 3, 2003, relating to the financial statements, which appear in the RFS Hotel Investors, Inc. and RFS Partnership, L.P. Annual Report on Form 10-K for the year ended December 31, 2002.  We also consent to the incorporation by reference of our report dated January 29, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Dallas, Texas
March 19, 2003